EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-164572 and No. 333-215728 on Form S-8 and Registration Statement Nos. 333-227603 and 333-235348 on Form S-3 of our report dated November 30, 2020 (September 24, 2021, as to the effects of the change in accounting policy discussed in Note 2), relating to the financial statements of New Jersey Resources Corporation appearing in the Current Report on Form 8-K of New Jersey Resources Corporation filed September 24, 2021.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
September 24, 2021